Exhibit 99.1

Contact:	Anne Bugge	(425) 951-1378

SONOSITE PREVAILS IN APPEAL OF PATENT INFRINGEMENT LAWSUIT

Federal Circuit Affirms Lower Court Summary Judgment in SonoSite’s Favor

BOTHELL, WA – December 14, 2006 – SonoSite, Inc. (Nasdaq:SONO), the world leader in hand-carried ultrasound, announced today that t the United States Court of Appeals for the Federal Circuit has affirmed a lower federal court’s summary judgment of invalidity in favor of SonoSite against Neutrino Development Corporation (Neutrino), a patent holding company.

In March 2006, the United States District Court for the Southern District of Texas, Houston Division, granted SonoSite’s motion for summary judgment, and reversed its earlier finding that SonoSite infringed Neutrino’s patent, US Patent No. 6,221,021 ('the ‘021 patent').  Neutrino had appealed the district court decision to the Federal Circuit, a specialized appellate court that hears patent appeals. The unanimous one-word decision of the three-judge appellate panel was issued on December 12, but is dated December 8, 2006, only three days after the panel heard oral argument from the parties.

'Once again, the judicial system has vindicated our position that our products do not infringe Neutrino’s patent. We are very pleased that this litigation is at its end after five and one-half years,' said Kevin M. Goodwin, SonoSite President and CEO.  'Our technology and products are based on years of innovation and dedication by our employees, as well as our own patents. We believe that our own intellectual property portfolio and expertise position us to continue to be the innovator and leader in hand-carried ultrasound.'

Neutrino filed its original complaint against SonoSite in US District Court in Houston on July 24, 2001 alleging that SonoSite’s hand-carried ultrasound products infringed the ‘021 patent, entitled 'Method and Apparatus for Penile Hemodynamic Stimulation, Monitoring and Drug Delivery Acceleration.'  Neutrino filed the patent application on May 30, 1999, amended it in May 2000, and it was issued to Neutrino on April 21, 2001 and determined to be invalid by a US district court in March 2006.  With the appellate decision now issued, SonoSite expects the district court to rule on its pending motion to recover its fees and costs from Neutrino and Richard Redano, the inventor on the ‘021 patent.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound, Headquartered near Seattle, SonoSite is represented by eight subsidiaries and a global distribution network in over 75 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care. The company employs approximately 500 people worldwide.